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                                                                    Exhibit 4.6


                                                                 EXECUTION COPY

                                 FIRST AMENDMENT
                     TO THE SERIES 2001-D SUPPLEMENT TO THE
                        MBNA MASTER CREDIT CARD TRUST II
                         POOLING AND SERVICING AGREEMENT

         THIS FIRST AMENDMENT TO THE SERIES 2001-D SUPPLEMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT, dated as of July 12, 2001 (the "Amendment") is by and between MBNA AMERICA BANK, NATIONAL ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

         WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement") and that certain Series 2001-D Supplement, dated as of May 24, 2001 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the "Series Supplement");

         WHEREAS the Seller and Servicer and the Trustee wish to amend the Series Supplement as provided herein;

         NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Series Supplement as follows:

         SECTION 1. Section 22. The Series Supplement shall be and hereby is amended by adding the following Section 22, which shall read in its entirety as follows:

          SECTION 22. Additional Representations and Warranties of the Seller. MBNA America Bank, National Association, as Seller, hereby makes the following representations and warranties. Such representations and warranties shall survive until the termination of this Series Supplement. Such representations and warranties speak of the date that the Collateral (as defined below) is transferred to the Trust but shall not be waived by any of the parties to this Series Supplement unless each Rating Agency shall have notified the Seller, the Servicer and the Trustee in writing that such waiver will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

          (a) The Agreement creates a valid and continuing security interest (as defined in the Delaware UCC) in favor of the Trust in the Receivables described in Section 2.01 of the Agreement or in Section 3(a) of any Assignment (the "Collateral"), which security interest is prior to all other liens, and is enforceable as such as against

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     creditors of and purchasers from the Seller.

          (b) The Collateral constitutes "accounts" within the meaning of the Delaware UCC.

          (c) At the time of each transfer and assignment of Collateral to the Trust pursuant to the Agreement or an Assignment, the Seller owned and had good and marketable title to such Collateral free and clear of any lien, claim or encumbrance of any Person.

          (d) The Seller has caused or will have caused, within ten days of the initial execution of the Agreement and each Assignment, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the related Collateral granted to the Trust pursuant to the Agreement or such Assignment.

          (e) Other than the security interest granted to the Trust pursuant to the Agreement or an Assignment, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of the Collateral other than any financing statement relating to the security interest granted to the Trust pursuant to the Agreement or an Assignment or that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller.

         SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective upon receipt by the Trustee of the following:

         (a) Notification in writing from each Rating Agency to the effect that the terms of this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

         (b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 2(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

         (c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

         (d) Counterparts of this Amendment, duly executed by the parties hereto.

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         SECTION 3. Series Supplement in Full Force and Effect as Amended.
Except as specifically amended or waived hereby, all of the terms and conditions of the Series Supplement shall remain in full force and effect. All references to the Series Supplement in any other document or instrument shall be deemed to mean such Series Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Series Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Series Supplement, as amended by this Amendment, as though the terms and obligations of the Series Supplement were set forth herein.

         SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

         SECTION 5. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         SECTION 6. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, as supplemented by the Series Supplement. All Section or subsection references herein shall mean Sections or subsections of the Series Supplement, except as otherwise provided herein.

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         IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                              MBNA AMERICA BANK,
                              NATIONAL ASSOCIATION,
                              Seller and Servicer

                              By: /s/ Jerry M. Hamstead
                              ----------------------------
                              Name:  Jerry M. Hamstead
                              Title: Senior Vice President

                              THE BANK OF NEW YORK,
                               Trustee

                              By: /s/ Adrienne Tardi
                              ----------------------------
                              Name: Adrienne Tardi
                              Title: Assistant Treasurer

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